EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated January 8, 2021 with respect to the statements of condition including the related portfolios of EAFE Select 20 Portfolio 2021-1, The Dow Jones Select Dividend Index Strategy Portfolio 2021-1, Select S&P Industrial Portfolio 2021-1, Select S&P Core Portfolio 2021-1, Global 45 Dividend Strategy Portfolio 2021-1 and Select 10 Industrial Portfolio 2021-1 (included in Invesco Unit Trusts, Series 2102) as of January 8, 2021 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-250918) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
January 8, 2021